As filed with the Securities and Exchange Commission on August 21, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934

NEWTEKONE, INC.
(Exact Name of Registrant as specified in its charter)

Maryland	46-3755188
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120 Boca Raton, Florida	33431
(Address of principal executive office)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/40th Interest in a Share of 8.500% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (c), check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): 333-269452
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.
The class of securities to be registered hereby are depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of 8.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.02 per share, with a liquidation preference of $1,000 per share ($25.00 per Depositary Share) (the “Series B Preferred Stock”), of NewtekOne, Inc., a Maryland corporation (the “Company”).
The descriptions of the Depositary Shares and the underlying shares of Series B Preferred Stock are incorporated herein by reference to the descriptions included under the captions “Description of Depositary Shares” and “Description of Preferred Stock,” respectively, in the Prospectus Supplement dated August 13, 2025, as filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2025 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the Prospectus dated July 27, 2023, included in the Company’s registration statement on Form S-3 (File No. 333-269452) filed with the SEC, as amended, which was declared effective by the SEC on July 27, 2023. The Depositary Shares are expected to be listed on The Nasdaq Global Market.
Item 2. Exhibits.

Exhibit Number	Description

3.1
Amended and Restated Articles of Incorporation of NewtekOne, Inc. (incorporated by reference to Exhibit A to NewtekOne, Inc.’s Pre-Effective Amendment No. 3 to its Registration Statement on Form N-2, No. 333-191499, filed November 3, 2014).

3.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (incorporated by reference to Exhibit 99.1 of NewtekOne, Inc.’s Current Report on Form 8-K, filed January 17, 2023).

3.3
Articles Supplementary to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (incorporated by reference to Exhibit 3.1 to NewtekOne, Inc.’s Current Report on Form 8-K filed February 7, 2023).

3.4
Articles Supplementary to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (incorporated by reference to Exhibit 3.1 to NewtekOne, Inc.’s Current Report on Form 8-K filed August 21, 2025).

3.5	Amended Bylaws of NewtekOne, Inc. (incorporated by reference to Exhibit 99.1 of NewtekOne, Inc.’s Current Report on Form 8-K, filed January 24, 2023).

3.6
Articles of Amendment to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (incorporated by reference to Exhibit 99.1 to NewtekOne, Inc.’s Current Report on Form 8-K filed June 18, 2024).

4.1
Deposit Agreement with respect to the Depositary Shares each representing a 1/40th interest in the Company’s 8.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, dated August 20, 2025, by and among NEWT and Equiniti Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to NewtekOne, Inc.’s Current Report on Form 8-K filed August 21, 2025).

4.2
Form of Depositary Receipt with respect to Depositary Shares each representing a 1/40th interest in the Company’s 8.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (included as Exhibit A to Exhibit 4.1 above).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NEWTEKONE, INC.

By:	/s/ Barry Sloane
Name:	Barry Sloane
Title:	Chairman and Chief Executive Officer
Date: August 21, 2025